Exhibit 5.1

July 8, 2011

Rhino Resource Partners LP

424 Lewis Hargett Circle, Suite 250

Lexington, Kentucky 40503

RE:                              RHINO RESOURCE PARTNERS LP REGISTRATION STATEMENT ON FORM S-1

Ladies & Gentlemen:

We have acted as counsel to Rhino Resource Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 2,875,000 common units representing limited partner interests in the Partnership (the “Common Units”).

We are rendering this opinion as of the time the Registration Statement, as defined below, becomes effective in accordance with Section 8(a) of the Securities Act.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), the Partnership’s records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.                The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.                The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement on Form S-1 (File No. 333-175138), as amended (the “Registration Statement”), to which this opinion is an exhibit and relating to the Common Units, will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

We hereby consent to the reference to us under the heading “Validity of Our Common Units” in prospectus forming a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.